UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:  August 27, 2010)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including  Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

                On August 27, 2010, Registrant Innophos Holdings, Inc. and its wholly owned subsidiaries, Innophos Investments Holdings, Inc. and Innophos, Inc. (each a “Company” and collectively, the “Companies”), entered into a Credit Agreement (the “Credit Agreement”) with a group of lenders (collectively, the “Lenders”) including Wells Fargo Bank, National Association, as administrative agent.

                The Credit Agreement provides the Companies with a term loan of $100.0 million and a revolving line of credit from the Lenders of up to $125.0 million, including a $20.0 million letter of credit sub-facility, all maturing on August 26, 2015. Prepayments of term loan are required at the rate of 1% of original principal amount per quarter beginning on December 31, 2010.  Interest accruing on amounts borrowed under the term loan and revolving line is based on an applicable margin over LIBOR (London Interbank Offered Rate) or bank base rate, ranging from 225 to 300 basis points for LIBOR and 125 to 200 basis points for base rate loans, in each case with loan period and interest alternative as chosen by the Companies, which margin is adjusted quarterly depending on a total leverage ratio (as computed under the Credit Agreement) for the period in question. Commitment fees on the unused revolving line range from 25 to 50 basis points, depending on total leverage ratio (as computed under the Credit Agreement) for the period in question. The initial applicable margin for LIBOR based loans, base rate loans and the commitment fee were 250, 150 and 37.5 basis points, respectively.

                The Credit Agreement also provides for possible additional revolving indebtedness under an incremental facility of up to $50.0 million (i.e. an aggregate of revolving capacity up to $175.0 million) upon future request by Innophos Holdings, Inc. to existing Lenders (and depending on their consent) or from other willing financial institutions invited by the Company and reasonably acceptable to the administrative agent to join in the Credit Agreement. This revolving credit facility increase, if implemented, may provide for higher applicable margins, with limitations, for interest rates than those in effect for the original revolving commitments under the Credit Agreement.

                The obligations of the Companies under the Credit Agreement are secured by first priority liens on substantially all the United States assets of the Companies, as well as a pledge of 65% of the voting equity of entities holding the Companies’ foreign subsidiaries.

                The Credit Agreement contains representations given to the Lenders about the nature and status of the Companies’ business that serve as conditions to future borrowings, and affirmative, as well as negative, covenants typical of senior facilities of this kind that prohibit or limit a variety of actions by the Companies and their subsidiaries generally without the Lenders’ approval.  These include covenants that affect the ability of those entities, among other things, to (a) incur or guarantee indebtedness, (b) create liens, (c) enter into mergers, recapitalizations or assets purchases or sales, (d) change names, (e) make certain changes to their business, (f) make restricted payments that include dividends, purchases and redemptions of equity (g) make advances, investments or loans, (h) effect sales and leasebacks or (i) enter into transactions with affiliates, (j) allow negative pledges or limitations on the repayment abilities of subsidiaries or (k) amend subordinated debt. However, subject to continued compliance with the overall leverage restrictions described in more detail below, the Companies retain flexibility under the Credit Agreement to develop their business and achieve strategic goals by, among other things, being permitted to take on additional debt, pay dividends, re-acquire equity and make domestic acquisitions. Foreign acquisitions and investments are also permitted up to a fixed limit which is set initially at $100.0 million and can increase with ongoing cash generation up to as high as $250.0 million.

                Among its affirmative covenants, the Credit Agreement requires the Companies to maintain the following consolidated ratios (as defined and calculated according to the Credit Agreement) as of the end of each fiscal quarter:

(a)           “Total Leverage Ratio” less than or equal to the following:

Period	Ratio
Through and including December 31, 2011	2.50 to 1.00
January 1, 2012 through and including December 31, 2012	2.25 to 1.00
January 1, 2013 and thereafter	2.00 to 1.00

(b)           “Senior Leverage Ratio” less than or equal to the following:

Period	Ratio
Through and including December 31, 2011	2.00 to 1.00
January 1, 2012 through and including December 31, 2012	1.75 to 1.00
January 1, 2013 and thereafter	1.50 to 1.00

(c)           “Fixed Charge Coverage Ratio” greater than or equal to 1.50 to 1.00.

                On August 27, 2010, the date the Companies entered into the Credit Agreement, the Total Leverage Ratio, Senior Leverage Ratio, and Fixed Charge Coverage Ratio calculated in accordance with the agreement were 1.10, 1.10 and 2.76, respectively.

                The Credit Agreement provides for “Events of Default” that, unless waived, can or will lead to acceleration of obligations upon the occurrence, continuation and/or notice, as applicable, of specified events typical of senior facilities of this kind. These include (a) failures to pay interest or principal on loans, (b) misrepresentations, (c) failures to observe covenants, (d) cross defaults of other indebtedness in excess of $20.0 million, (e) uninsured and unsatisfied judgments in excess of $20.0 million or certain orders or injunctions, (f) bankruptcy and insolvency events, (f) events leading to aggregate liability under the Employee Retirement Income Security Act of 1974 (ERISA) in excess of $20.0 million, (g) changes of control, (h) invalidity of credit support /security agreements, and (h) certain disadvantageous changes in Credit Agreement debt compared to subordinated debt.

                As of the date of this Current Report on Form 8-K, no amounts had been borrowed under the Credit Agreement, and total availability was $223.7 million, taking into account $ 1.3 million in face amount of letters of credit issued under a prior credit facility terminated on that date.  See Item 1.02 of this Current Report on Form 8-K.  Innophos, Inc. has given notice of redemption of the entire outstanding principal amount of its 8 7/8% Senior Subordinated Notes due 2014 as of September 27, 2010.  In connection with that redemption, the Companies anticipate borrowing the entire amount of the term loan and approximately $70.0 million under the revolving line under the Credit Agreement.  See Item 8.01 of this Current Report on Form 8-K

                The above summary description is qualified in its entirety by the full text of the Credit Agreement, a copy of which, together with its forms of Exhibits and Schedules, as filed as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

Registrant Innophos, Inc. and its wholly owned subsidiary, Innophos Canada, Inc., as Borrowers, were parties to a Loan and Security Agreement dated May 22, 2009 (the “2009 Loan Agreement”) with certain lenders, including Wachovia Bank, National Association, as agent, pursuant to which the agent and lenders were obligated to make loans and advances and provide other financial accommodations to the Borrowers. On August 27, 2010, the Borrowers entered into an agreement with Wells Fargo Bank, National Association, as successor to the noted agent, pursuant to which, among other things, the 2009 Loan Agreement was terminated and security held by the lenders on the Borrowers’ property was released.  No borrowings were outstanding under the 2009 Loan Agreement when terminated. Letters of credit aggregating $1.3 million were left outstanding to expire by their terms or be rolled over into the sub-facility provided under the Credit Agreement referred to in Item 1.01.

Item 8.01 Other Events

On August 27, 2010, the Registrants issued a press release announcing the entry into the Credit Agreement and the call for redemption on September 27, 2010 by Innophos, Inc. of the entire outstanding principal amount of its 8 7/8% Senior Subordinated Notes due 2014. A copy of that press release is filed as Exhibit 99.3 to this Current Report on Form 8-K.

                On August 30, 2010, Registrant Innophos Holdings, Inc. issued a press release announcing an upgrade in its corporate debt ratings issued by Moody’s Investors Services on August 27, 2010. A copy of that press release is filed as Exhibit 99.4 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this report:

(d) Exhibit No.	Description

99.1	Credit Agreement, dated August 27, 2010, between Registrant and a group of Lenders, including Wells Fargo Bank, National Association, as administrative agent
99.2	Exhibits and Schedules to Credit Agreement
99.3	Press Release regarding Credit Agreement dated August 27, 2010
99.4	Press Release regarding Moody’s dated August 30, 2010

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ Mark Feuerbach
Name: Mark Feuerbach Title: Vice President, Treasury, Financial Planning Analysis

Dated: August 31, 2010